For Immediate Release

SUCCESSFUL BENCH SCALE LEACH TESTS COMPLETED BY
IRELAND INC.

HENDERSON, Nevada – May 26, 2009 – Ireland Inc. (OTC BB: IRLD) (“Ireland”) (“the Company”), a minerals exploration and development company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States, today announced that it has completed leach tests on composite drill samples taken from Zone B of the Company’s Columbus Project located in Esmeralda County, Nevada. The results of these bench scale (5.5 lbs) leach tests are consistent with the results obtained by the Company from a bulk scale (1,738 lbs) leach test conducted on materials extracted from the Zone A – Permitted Mine Area in the first quarter of 2009.

Zone B Leach Test Results Consistent with Zone A – Permitted Mine Area Leach Test Results

The Zone B bench scale leach tests were conducted by independent consultants AuRIC Metallurgical Laboratories LLC of Salt Lake City, Utah (“AuRIC”). The materials tested were composited from previously submitted and analyzed drill samples taken during the Company’s 2008 drill program. All of the drill samples from the 2008 drill program were delivered to AuRIC by independent consultants McEwen Geological LLC of Arvada, Colorado under chain-of-custody standards.

Composite samples were taken from three holes in Zone B representing drilled depths of 100 feet, 50 feet and 50 feet, respectively. AuRIC created a 5.5 -pound (2,500 grams) composite for each of the three mineralized intervals tested. Each composite sample was then assayed using a caustic fusion technique to determine the composite sample head grade. Each composite sample was then leached and the results reported were from the extracted precious metals. The testing and assaying methodology used was the same as the methodology used by AuRIC when conducting a 1,738-pound bulk leach test on materials extracted from the Zone A – Permitted Mine Area of the Columbus Project in the first quarter of 2009.

The extraction results for the bench scale leach tests conducted for Zone B are consistent with the Zone A – Permitted Mine Area bulk scale leach test results. The leach results indicate the consistency of mineralogy between the Zone A – Permitted Mine Area and Zone B sites. The Zone A – Permitted Mine Area is located 3 miles North of Zone B.

Zone B – Drill Hole Sample Composite Results

Bench Scale Test	Drill Hole	Interval (ft)	Au Equivalent[1] Head Grade (opt)	% Recovered into Solution	Au Equivalent Recovered into Solution (opt)
3359C	S1B	40’ to 140’	0.041	91.0%	0.037
3360C	S9B	0’ to 50’	0.074	90.0%	0.066
3362C	S12B	0’ to 50’	0.057	80.6%	0.046

The bulk leach test conducted by AuRIC in March 2009 on 1,738 pounds of material extracted from the Zone A – Permitted Mine Area returned a head grade of 0.062 opt Au equivalent. The material was then leached, resulting in the extraction of 0.053 opt Au equivalent into solution. This represents leach extraction of 86.6% Au equivalent of the assayed head grade into solution. Ireland believes that the potentially surface mineable material found in the newly identified areas within Zone A and Zone B is similar to the material processed with the bulk leach test taken from the Zone A – Permitted Mine Area.

“We are very pleased with the results of these bench scale tests,” stated Douglas Birnie, Chief Executive Officer of Ireland. “The tests results represent another positive step in our efforts to show similar mineralogy throughout the basin through consistent extraction rates using our direct leach process. The results also continue to support our belief that the ‘Area of Interest’ we have identified within the Columbus Project is geologically homogeneous. We will continue to conduct additional bench and bulk scale tests on the identified mineralized intervals from our 2008 Drill Program and on the material within the Zone A – Permitted Mine Area.”

About Ireland Inc.

Ireland Inc. is a minerals exploration and development company that is focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In 2007, Ireland acquired rights to two mining properties, both of which are prospective for gold and other minerals. In early 2008, Ireland completed the acquisition of the Columbus Project located near Tonopah, NV, where it has an option to acquire an additional 22,640 acres of adjacent mineral claims. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Ireland Inc. is headquartered in Henderson, Nevada, and its common stock trades on the OTC Bulletin Board under the symbol “IRLD”.

1 Au equivalent calculated using: $900/oz Au, $12/oz Ag

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. There is no assurance that the test results reported in this document are indicative of extraction rates throughout the Columbus Project. Additional exploration work is required before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s pre-feasibility program will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

For Additional Information, Contact:

Douglas Birnie, CEO at (702) 932-0353
info@irelandminerals.com
www.irelandminerals.com
2441 West Horizon Ridge Parkway, Suite #100
Henderson, NV, 89052

or

RJ Falkner & Company, Inc.
Investor Relations Counsel at
(800) 377-9893 or via email at info@rjfalkner.com